Exhibit 10.36

May __ , 2008

Re:  Notice of Deferred Stock Unit Award under Anheuser-Busch Companies, Inc.
2008 Long-Term Equity Incentive Plan for Non-Employee Directors

Dear ________:

Under the terms of the Company’s 2008 Long-Term Equity Incentive Plan for Non-Employee Directors, and in accordance with your previous election or deemed election, you have been awarded the following Deferred Stock Units:

Deferred Stock Units Awarded
Award Date
Vesting Date (date when Deferred Stock Units become non-forfeitable)

These Deferred Stock Units are subject to the terms and conditions provided in the Plan.

The Company will maintain a bookkeeping Deferred Stock Account to track the Deferred Stock Units awarded to you under the Plan, as well as any related dividend equivalents converted into additional Deferred Stock Units or held pending such conversion.  As soon as practicable after an event triggering distribution of your Deferred Stock Unit award as set forth in the Plan (and subject to applicable tax withholding, if any), we will distribute stock certificates for unrestricted shares and any excess cash amounts to you either in a single complete distribution or in quarterly installments, in accordance with your election with respect to this Deferred Stock Unit award.

If you need information about the Deferred Stock Units, or if you need additional copies of the Plan, the Plan Prospectus, or other documents, please contact me at (314) 577-3314 or Laura Reeves at (314) 577-2454.

Very truly yours,

Enclosures